Exhibit 99(e)(21)

January 7, 2004

Dear            :

        As you know, the Board of Directors (the "Board") of Guilford Mills, Inc. (the "Company") has been exploring strategic alternatives for the Company. Such alternatives include a possible sale of the Company, though there is no assurance that any such sale will occur.

        In order to further motivate and retain the Company's key managers in connection with a potential sale or similar change in control transaction involving the Company, the Board has adopted the discretionary cash bonus program described in this letter (the "Discretionary Bonus Program"). No person shall be entitled or eligible to participate in the Discretionary Bonus Program except for those salaried employees specifically designated by the Board in writing as participants for purposes of being awarded cash bonuses under the Discretionary Bonus Program (collectively, the "Participants" and, individually, a "Participant"). I am pleased to notify you that you have been selected as a Participant by the Board.

        Notwithstanding anything to the contrary contained in this letter or elsewhere, the Board shall have full and final authority to designate all Participants, to determine the total number of Participants and to determine the amount of the cash bonus to be awarded to each Participant under the Discretionary Bonus Program. In no event shall the Board be obligated to designate any employee as a Participant under the Discretionary Bonus Program or to award any particular amount to any Participant, irrespective of the status, title or duties of any other Participant or the amount of award given to any other Participant.

        The Board has authorized a maximum aggregate amount of up to $1.5 million to be awarded to all Participants under the Discretionary Bonus Program. In no event may the bonuses awarded under the Discretionary Bonus Program exceed, in the aggregate for all Participants, this $1.5 million bonus pool. In no event shall the Board be obligated to award bonuses under the Discretionary Bonus Program which exhaust all or any particular portion of this $1.5 million bonus pool, it being understood that the Board shall have full and final authority to determine how much of this $1.5 million bonus pool will be actually awarded and to whom. Under the Discretionary Bonus Program, the Board has the discretion to award an individual Participant a cash bonus of up to (but not more than) $300,000. The Discretionary Bonus Program does not impose a minimum amount for any bonus awarded thereunder.

        Notwithstanding anything to the contrary contained in this letter or elsewhere, the payment of bonuses awarded under the Discretionary Bonus Program is expressly contingent upon the consummation of a change in control transaction involving the Company on or before December 31, 2004. For purposes of the Discretionary Bonus Program (including this letter), a "change in control" transaction means any transaction pursuant to which 50% or more of the Company's outstanding common stock or 50% or more of the Company's assets (based on book value) are sold in one or a series of transactions, provided that any such transaction is approved by the Board after January 1, 2004.

        Subject to the other terms of this letter, the amount of each Participant's individual bonus award will be determined by the Board, in its sole discretion, at the time of a change in control transaction, and the Board will notify you in writing of its determination with respect to any bonus award made to you.

        The Board intends for the cash bonuses awarded under the Discretionary Bonus Program to be paid in two installments as follows: one-half upon the consummation of a change in control transaction and one-half six months thereafter. Any bonus payments under the Discretionary Bonus Program will be subject to all applicable federal, state and local withholding. Any bonus paid to a Participant under the Discretionary Bonus Program will not be included or taken into account for purposes of calculating or determining such Participant's benefits, payments or entitlements under any other Company or subsidiary employee benefit plan, agreement or arrangement including, without limitation, the Company's Salaried Associate Retirement Profit-Sharing Plan and related excess benefit plan. If a Participant's employment with the Company or a subsidiary of the Company is terminated for any reason whatsoever prior to the date the first installment of the bonus payment is made (whether such termination is due to retirement, resignation, death, disability, termination by the Company with or without cause, or any other reason), then such Participant will not be entitled to receive any part of the bonus awarded to him under the Discretionary Bonus Program. If, after the payment of the first installment of the bonus, but before the payment of the second installment of the bonus, a Participant's employment with the Company or a subsidiary is terminated due to retirement, resignation for other than good reason, or termination by the Company or subsidiary with cause, then such Participant will not be entitled to receive, nor shall the Company be obligated to pay, the second installment of the bonus awarded to him under the Discretionary Bonus Program. Notwithstanding the foregoing, if, after the payment of the first installment of the bonus, but before the payment of the second installment of the bonus, a Participant's employment with the Company or subsidiary is terminated due to death, disability, resignation for good reason, or termination by the Company or subsidiary without cause, then such Participant (or his estate, as the case may be) will remain entitled to receive the second bonus installment at the time such payments are made to other Participants under the Discretionary Bonus Program. For purposes of the Discretionary Bonus Program, the terms "cause", "disability", "good reason", "retirement" and "subsidiary" have the meanings given to them in the salary continuation agreement, dated                  , 200    , to which you are a party.

        Nothing contained in this letter will confer upon you the right to continued employment with the Company or any subsidiary or interfere with the right of the Company or any subsidiary to terminate the employment of any Participant at any time. The Board will have full and final authority to make determinations with respect to the Discretionary Bonus Program (including this letter), to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of the Discretionary Bonus Program, subject always to the terms of this letter. From and after the occurrence of a change in control transaction, this letter may not be amended except in a writing executed by you and an authorized officer of the Company (other than you); provided, however, that no amendment of this letter will be effective unless and until approved by the Board.

        All questions relating to the construction, validity and effect of the provisions of this letter will be determined in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws. Any dispute or controversy arising under or in connection with this letter will be settled exclusively by arbitration (to be held in Guilford County, North Carolina) in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitrator's award in any court having jurisdiction. In case you dispute any determination made by the Board or the Company relating to the termination of your employment with the Company or any subsidiary, the burden of proof will rest with you.

        The terms of the Discretionary Bonus Program (including this letter) and your designation as a Participant are confidential (subject to the disclosure requirements to which the Company is subject) and are not to be disclosed by you to any person, except to your legal, tax and financial advisors. Your violation of this confidentiality obligation will result in the forfeiture of your right to participate in the Discretionary Bonus Program, and the forfeiture of any bonus payments previously made to you hereunder.

        The Discretionary Bonus Program is strictly an incentive bonus program (as described in U.S. Department of Labor Regulation Section 2510.3-2(c) or any successor thereto), and not a pension or welfare benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended. All interpretations and determinations under the Discretionary Bonus Program shall be made on a basis consistent with the Discretionary Bonus Program's status as a bonus program.

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        Please indicate your acceptance of and agreement with the foregoing terms by signing this letter in the space indicated below and returning it to the attention of John Emrich. (An additional manually executed copy of this letter is enclosed for your files.)

Sincerely,

	Name:	Michael T. Monahan
ACCEPTED AND AGREED TO:

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